Exhibit 5.1

February 5, 2026

DSS, Inc.

275 Wiregrass Pkwy,

West Henrietta, NY

Re:	DSS, Inc.

Ladies and Gentlemen:

We have acted as counsel to DSS, Inc., a New York corporation (the “Company”), in connection with the offer and sale by the Company of 900,000 shares (the “Firm Shares”) of the Company’s common stock par value $0.02 per share (the “Common Stock) pursuant to an underwriting agreement dated February 4, 2026 (the “Underwriting Agreement”) by and between the Company and Aegis Capital Corp. (the “Underwriter”). The Underwriting Agreement also includes an over-allotment option to the Underwriter to purchase up to 135,000 additional shares of Common Stock (the “Additional Shares” and together with the Firm Shares, the “Shares”)

The Firm Shares, and the Additional Shares if the Underwriter will exercise its option to purchase such Additional Shares, will be offered and sold pursuant to the prospectus supplement, dated February 4, 2026 (the “Prospectus Supplement”), supplementing the prospectus (the “Base Prospectus”) that forms part of the Company’s shelf registration statement on Form S-3, as amended (File No. 333-281974) (the “Registration Statement”), declared effective by the Securities and Exchange Commission on November 5, 2024 under the Securities Act of 1933, as amended (the “Securities Act”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Underwriting Agreement is being filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated February 5, 2026.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

In our examination of the foregoing and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212)

930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Prospectus and the Registration Statement, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, and the federal laws of the United States of America. Insofar as the matters covered by this opinion may be governed by the laws of other states, we have assumed that such laws are identical in all respects to the laws of the State of New York.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP